APTIMUS ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

SAN FRANCISCO, November 3, 2005 — Aptimus, Inc. (NASDAQ: APTM) today reported its results for the third quarter of 2005, including:

•	Reports Q3 2005 Revenues of $3.9 Million
•	Reports Q3 2005 GAAP profit of $10,000

Aptimus, Inc., the customer acquisition network, today announced Q3 2005 revenues of $3.9 million and a GAAP profit of $10,000 for the quarter, or $0.00 earnings per share, pre-tax, calculated on a fully diluted weighted average of 7.7 million shares. The revenue and profit amounts were consistent with the company’s pre-announcement of expected results provided on October 6, 2005.

The reported profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

Cost of revenue, or the fees earned by the company’s network publishers, during the quarter was $2.0 million, or 51% of revenues. For the comparable quarter of 2004, fees to publishers were also $2.0 million, or 46% of revenues. As previously announced, the increase this quarter in the percentage of fees paid to publishers was primarily due to fixed price, or CPM based, publisher relationships that were ultimately renegotiated or canceled during the quarter. Also impacting fees to publishers, and revenues, was a continued decline in email marketing revenues that have higher margins.

Aptimus ended the quarter with $10.3 million in cash and short-term investments, an increase of over $600,000 from the previous quarter.

Key financial metrics during the quarter were as follows:

Key Financial Business Metrics

	Three months ending

(Revenue & Pg. impressions in thousands)	9/30/2005	6/30/2005	9/30/2004

Core placement RPM	$ 229.45	$ 263.58	$ 410.06
Core placement page impressions	12,014	12,066	7,009

Revenue from Core placements	$ 2,975	$ 3,180	$ 2,874

% of revenue from core placements	76.7%	70.9%	64.7%

Other placement RPM	$ 15.06	$ 18.79	$ 24.57
Other placement page impressions	39,596	39,472	36,136

Revenue from Other placements	$ 597	$ 742	$ 888

% of revenue from other placements	15.4%	16.6%	20.0%

Revenue from Email & Other	$ 307	$ 561	$ 597
% of revenue from email and other programs	7.9%	12.5%	13.5%

The company paid significant attention to improving the quality of its publisher base during the quarter. As part of that focus, the company worked to renegotiate the fixed CPM-based relationships that it maintained with a limited number of promotional publishers in its network. The company determined that these types of relationships weren’t in alignment with achieving the highest quality lead objectives for the company’s advertisers. The company eventually terminated those publishers unwilling to agree to be compensated on a revenue share basis.

While the company renegotiated and, where necessary, terminated a number of relationships with promotional-type websites during the quarter, the company also entered multiple new relationships with higher quality non-promotional publishers during the same period. The net effect was that period-to-period core placement impression levels remained consistent. “While the third quarter involved some hard choices for the company in our efforts to establish a solid foundation for our future growth, the strength of our model enabled us to quickly replace lost impressions in that transition,” said Tim Choate, CEO of Aptimus, Inc.

While total impression volumes remained sequentially stable, the average revenues per thousand impressions declined somewhat as higher conversion promotionally oriented sites were replaced with lower conversion, higher quality non-promotional sites. Promotional sites typically have higher response rates, and consequently higher revenues per thousand impressions, given the nature of their audiences and registration processes.

Business Outlook

As the company has indicated, 2005 is a transitional year as the company prepares for its future growth. While 2005 revenues will increase over 2004, much of the year has focused on properly preparing a foundation from which to grow, including management infrastructure, client feedback systems, publisher quality, and other objectives. The company has also commenced discussions with larger website companies during 2005, and expects to begin more tests with major sites in the fourth quarter and into the future.

All of these efforts have been to create favorable conditions for growth in 2006. While the company will defer any public forecasting for 2006, the company believes the progress made with advertiser and publisher relationships in 2005 will contribute to its growth in 2006.

Product Enhancements

During the quarter, the company continued to improve its technology platform with particular emphasis on enhancements intended to improve lead quality for advertisers as measured by the conversion rate of the leads generated through the Aptimus Network. The company added new, larger offer image capabilities for greater up front messaging by advertisers.  The company also added new linked data field capabilities so that advertisers with complex offers can offer specific options only to those who qualify.  For example, an education client may offer a masters degree program only to consumers who indicate on their online form that they already hold a college degree. Finally, the company continued to expand its automated validation offerings, adding new “lead flusher” data fields that qualify or disqualify consumers for the offers they select.  These capabilities add to the extensive dynamic validation options the company already offers, including name, address, phone and email validations, completely customizable questions, and triple order confirmation options.  “Our goal is to be the best at what we do, and that includes having the most complete and sophisticated automated data validation and order taking capabilities available,” said Choate.

Conference Call

Tim Choate will host a conference call today to review the company’s third quarter 2005 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is 762812. In addition to the call, a webcast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until December 31, 2005.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is the customer acquisition network. The Aptimus Network generates new revenues for Web site publishers while generating sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost-per-click, cost-per-lead, cost-per-acquisition, or cost-per-impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is the company’s proprietary technology, Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s Web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the continuing nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the future stability and growth of the company’s impression levels, the positive impact of recent managerial changes, the market acceptance of the company’s products and services, the company’s future capital strategy, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 30, 2005, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Genesis Select
Budd Zuckerman at 303-415-0200

Or

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or
john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Statement of Income
(in thousands, except per share data)
(unaudited)

	Three months ended September 30		Nine months ended September 30

	2005	2004	2005	2004

Net Revenues	$ 3,879	$4,441	$12,214	$9,223
Operating expenses
Cost of revenues	1,986	2,064	5,488	4,056
Sales and marketing	1,016	664	2,476	1,623
Connectivity and network costs	186	214	606	603
Research and development	169	158	494	461
General and administrative	492	399	1,508	1,128
Depreciation and amortization	101	49	251	198
Loss on disposal of long-term assets	—	—	—	1

Total operating expenses	3,950	3,548	10,823	8,070

Operating income	(71)	893	1,391	1,153
Interest expense	—	—	—	34
Interest income	81	8	160	17
Gain on warrant liability	—	—	89	—
Impairment of long-term investment	—	—	—	—

Income before income taxes	10	901	1,640	1,136
Income taxes	—	—	—	—

Net income	$ 10	$ 901	$ 1,640	$1,136

Basic net income per share	$ 0.00	$ 0.16	$ 0.26	$ 0.20

Weighted average shares used in computing
basic net income per share	6,469	5,748	6,299	5,547

Diluted net income per share	$ 0.00	$ 0.13	$ 0.21	$ 0.16

Weighted average shares used in computing
diluted net income per share	7,663	7,167	7,962	7,080

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	September 30,	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$ 7,259	$ 3,610
Accounts receivable, net	2,738	2,857
Prepaid expenses and other assets	195	130
Short-term investments	3,015	—

Total current assets	13,207	6,597
Fixed assets, net of accumulated depreciation	680	549
Intangible assets, net	137	15
Deposits	38	45

	$ 14,062	$ 7,206

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 489	$ 1,375
Accrued and other liabilities	826	631

Total current liabilities	1,315	2,006

Common stock warrants	—
Shareholders' equity
Common stock, no par value	69,199	63,495
Additional paid-in capital	2,847	2,644
Accumulated deficit	(59,299)	(60,939)

Total shareholders' equity	12,747	5,200

	$ 14,062	$ 7,206